Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Huntington Beach, California—March 12, 2004—Chicago Pizza & Brewery, Inc. (Nasdaq: CHGO), announced today that Louis M. Mucci, CPA has accepted the position of Chief Financial Officer of the Company commencing March 15, 2004. Mr. Mucci will replace former Chief Financial Officer, C. Douglas Mitchell, who is no longer with the Company.

Mr. Mucci has been a director of Chicago Pizza & Brewery, Inc. and Chairman of the Company’s Audit Committee since May 2, 2002. Prior to joining the Company, he was a partner at PricewaterhouseCoopers LLP for 25 years, where he was also the Retail and Restaurant Chairman for the West Region and member of the National Retail Executive Committee. Mr. Mucci was the engagement partner at PricewaterhouseCoopers serving Chicago Pizza & Brewery from 1994 to 2000. His other clients have included Outback Steakhouse, The Cheesecake Factory, California Pizza Kitchen, IHOP, Baja Fresh and Wolfgang Puck. In addition, Mr. Mucci has chaired, for the past several years, the AICPA Annual Restaurant Conference held for Chief Financial Officers, Controllers and accountants.

Mr. Mucci will remain a director of the Company, but he will no longer serve on the Company’s Audit Committee.

Mr. Paul A. Motenko, Chairman and Co-CEO of the Company, stated, “We thank Doug Mitchell for his contributions to the Company, and we wish him well in his future endeavors. We are delighted that Lou Mucci has agreed to step up his role in the day-to-day operations of the Company. His years of experience as an outside accountant to some of the largest restaurant chains in the nation, along with his many years of experience with the Company, make him the ideal Chief Financial Officer to direct and monitor the financial systems and procedures necessary for the Company’s expanding operations.”

Chicago Pizza & Brewery, Inc. currently operates 33 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s (expected to be sold in March 2004), and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.